Galena Biopharma Reports Fourth Quarter and Year End 2013 Results

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Successful Abstral launch in Q4 2013 resulted in $2.5 million in net revenue consistent with guidance of $1.5 to $3 million. Galena is increasing its 2014 Abstral net revenue estimates to $11 to $15 million versus prior guidance of $8 to $12 million.

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Late stage pipeline milestones in 2014 include completing NeuVax Phase 3 enrollment in breast cancer under SPA (special protocol assessment), completing Phase 2 enrollment for GALE-301 in ovarian cancer, and initiating GALE-401 in orphan disease essential thrombocythemia (ET) under 505(b)(2) accelerated development pathway.

Portland, Oregon, March 17, 2014- Galena Biopharma (NASDAQ: GALE), a biopharmaceutical company developing and commercializing innovative, targeted oncology treatments that address major unmet medical needs to advance cancer care, today reported its financial results for the quarter and year ended December 31, 2013 and provided a business update.

“The last year has been transformational for Galena as we progressed from a development stage company to a revenue-generating commercial organization with products and programs that span the entire cancer care spectrum, including five ongoing or planned mid-to-late stage clinical trials,” said Mark J. Ahn, Ph.D., President and Chief Executive Officer. “We look forward to an even more productive 2014. Specifically, we are increasing our 2014 Abstral net revenue guidance to $11 to $15 million from $8 to $12 million. We are also poised to make significant strides in pipeline development by completing enrollment in several trials including our pivotal NeuVax Phase 3 study, the Phase 2b combination study with NeuVax and trastuzumab, and our Phase 2 study of GALE-301. We will also officially enter the hematology space with the clinical start of GALE-401. The company is resourced through key milestones with cash of $55.3 million as of March 14, 2014 and net operating expenses estimated at approximately $8 million per quarter for this year. Our continued progress would not be possible without the patients and healthcare professionals dedicated to our products, our shareholders, and a committed team of employees.”

Dr. Ahn continued, “Though we have made considerable advances as a company and envision significant progress in 2014, recent events have served to overshadow our achievements. We intend to vigorously defend against the recent claims against us, and recognizing the impact that it has had on our shareholders, we are taking every possible step to address the situation. In that regard, and in conjunction with today’s quarterly update, we have announced the appointment of Irving M. Einhorn to our Board of Directors.”

Mr. Einhorn is the founder of Einhorn Securities Enforcement Consulting, an advisory and consulting firm to publicly held companies. His background includes more than 40 years of experience in SEC enforcement, regulation, compliance, and disclosure requirements, including 17 years of service as an SEC attorney.

“We welcome Irv to our Board and look forward to his unique expertise as we seek to address the various claims that have been brought forth against our company and its officers and directors,” stated Sanford J. Hillsberg, Chairman of the Board. “Having someone with Irv’s stature and experience in the field of securities law compliance should help to assure our stakeholders that Galena will do a thorough, independent review of the matters in question, while also aggressively protecting the interests of the Company and its shareholders against any claims that prove to be malicious or otherwise without merit.”

Fourth Quarter and Fiscal Year 2013 Financial Highlights and Guidance

The company recognizes revenue from the sale of Abstral to wholesale pharmaceutical distributors, net of product-related discounts, allowances, product returns, rebates, chargebacks, and patient assistance benefits, as applicable. Net revenue was $1.3 million in the fourth quarter of 2013 and $2.5 million for the year ended December 31, 2013.

Cost of revenue (excluding amortization of certain acquired intangible assets) and gross profit were $0.3 million and $1.0 million for the fourth quarter of 2013 and were $0.5 million and $2.0 million for the year ended December 31, 2013, respectively.

Operating loss for the fourth quarter of 2013 was $12.4 million, including $1.7 million in stock based compensation, and $33.8 million, including $2.9 million in stock-based compensation charges, for the year ended December 31, 2013, compared to $5.6 million, including $0.7 million in stock-based compensation, and $21.2 million, including $1.9 million in stock based compensation, for the same periods in 2012. The increase in net operating loss year-over-year is primarily the result of our increased activity and enrollment in our Phase 3 PRESENT trial for NeuVax, as well as increased selling and marketing expenses associated with the launch of our first and only commercial product, Abstral.

Other income or expense includes non-cash charges related to changes in the fair value estimates of the company’s warrant liabilities and contingent purchase price liability, as well as the realized gain from the sale of marketable securities and interest expense. The non-cash charges related to the changes in values of our warrant and contingent purchase price liabilities for the fourth quarter of 2013 were $37.2 million, and $44.9 million for the year ended December 2013, versus a non-cash benefit of $0.8 million and non-cash charge of $13.1 million for the same periods in 2012, respectively. Other income from the realized gain on the sale of marketable securities and interest expense during the fourth quarter of 2013 were $2.5 million and $0.3 million, respectively, and $3.9 million and $0.8 million, respectively, for the year ended December 31, 2013. No marketable securities were sold or significant interest expense incurred during 2012.

Net loss for the fourth quarter of 2013 was $48.5 million, including $38.9 million in non-cash charges described above, and $76.7 million, including $47.8 million in non-cash charges, for the year ended December 31, 2013, or $0.46 and $0.85 per basic and diluted share, respectively, versus $3.8 million, included no significant net non-cash charges, and $35.0 million, including $15.0 million in non-cash charges, or $0.05 and $0.56 per basic and diluted share, respectively, for the same periods in 2012.

As of December 31, 2013, Galena had cash and cash equivalents of $47.8 million, compared with $32.8 million as of December 31, 2012. As of March 14, 2014, Galena had cash and cash equivalents of $55.3 million.

On May 8, 2013 Galena completed a debt financing of $15 million to fund the purchase and launch of Abstral, of which $10 million was drawn immediately and $5 million remains available depending on the achievement of certain operational and financial milestones.

“We are pleased to report $2.5 million net revenue for Abstral consistent with our guidance of $1.5 to $3 million for 2013. We expect net revenue to increase throughout 2014 based on anticipated increases in the number of Abstral prescriptions fulfilled, combined with the execution of programs which are projected to significantly reduce our gross-to-net revenue adjustments,” added Ryan Dunlap, Vice President and Chief Financial Officer.

2013 and Year-to-Date Company Milestones

Commercial: Abstral® (fentanyl) Sublingual Tablets

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Galena acquired Abstral in March 2013 and formally launched the product in the U.S. in Q4 2013 for the treatment of Breakthrough Cancer Pain (BTcP). Abstral is a sublingual (under the tongue) fentanyl tablet indicated for the management of breakthrough pain in patients with cancer, 18 years of age and older, who are already receiving, and who are tolerant to, opioid therapy for their persistent baseline cancer pain. Abstral can be prescribed by Transmucosal Immediate Release Fentanyl (TIRF) Risk Evaluation and Mitigation Strategy (REMS) certified healthcare professionals and is available to patients at all retail pharmacies nationwide.

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Initiated RELIEF (Rapid Evaluation of Lifestyle, Independence, and Elimination of breakthrough cancer pain with Freedom from oral discomfort through the use of Abstral® (fentanyl) Sublingual Tablets) clinical registry trial. RELIEF is a post-marketing, multicenter trial to assess Abstral for breakthrough pain in opioid-tolerant cancer patients.  RELIEF is an observational registry study to be completed by enrolled patients over a thirty-day period while using Abstral for treatment of their BTcP. Approximately 2,500 patients are expected to enroll in the program.

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Poster presentation at the American Pain Society 32nd Annual Scientific Meeting. The poster entitled, “Development of a Federally Mandated Risk Evaluation and Mitigation Strategy (REMS) for Transmucosal Immediate-Release Fentanyl (TIRF) Products" concluded that the TIRF REMS program is an important step toward the Food and Drug Administration Amendments Act goals to reduce misuse, abuse, addiction, overdose, and medication-related errors; and, the shared TIRF REMS program aims to minimize risk by limiting the dispensing of medication to appropriate patients, preventing inappropriate conversion between fentanyl products, avoiding accidental exposure, and providing education on medication-related risks.

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Launched Galena Patient Services (GPS) in Q1 2014. GPS is a full-service support program designed to enhance patient access to commercial products offered by the Company. A dedicated GPS team works with healthcare professionals, patients, and insurance providers to guide the benefits approval process and make prescribing and receiving Galena Biopharma commercial products as simple as possible. All GPS services will be coordinated by a contracted third party vendor, and all patient records are kept confidential to maintain HIPAA (Health Insurance Portability and Accountability Act) privacy standards.

Clinical Development: Cancer Immunotherapy

•	NeuVax™ (nelipepimut-S) clinical trials advance to seek to prevent recurrence in low-to-intermediate HER2 1+/2+ breast cancer patients rendered disease-free after completing standard of care therapy.

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Phase 3 PRESENT (Prevention of Recurrence in Early-Stage, Node-Positive Breast Cancer with Low to Intermediate HER2 Expression with NeuVax™ Treatment) trial continues to enroll at approximately 130 sites globally under an FDA-approved Special Protocol Assessment.

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Phase 2b combination trial with Herceptin® (trastuzumab), in collaboration with Genentech/Roche, currently enrolling at 16 sites in the U.S. The Phase 2b is a randomized, 300 patient trial enrolling node positive and node negative HER2 1+/2+ patients seeking to prevent breast cancer recurrence.

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Oral presentation at the American College of Surgeons Clinical Congress (ACSCC) showed NeuVax induced a full immune response in treated patients and creates an immune memory to target residual cancer cells.

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Expanded Intellectual Property in Europe and Australia with the granting of a Pharmaceutical Use Patent by the European Patent Office and a Notice of Acceptance from the Australian Patent Office. The patents afford protection with their respective classifications in all of the European countries and Australia and will expire in 2028, not including any patent term extensions.

•	GALE-301 (Folate Binding Protein (FBP) vaccine) advances into Phase 2 to prevent recurrences in high-risk ovarian cancer patients after completing standard of care therapy.

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Completed its Phase 1 trial with initial results presented at the American College of Surgeons Clinical Congress 2013 showing that the FBP vaccine is both safe and immunogenic. The optimal dose was determined to be 1,000 mcg peptide combined with 250 mcg GM-CSF, and GALE-301 proved to be well tolerated, with largely Grade 1 toxicities, primarily consisting of injection site reactions.  Full results are expected to be presented in 2014.

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Phase 2 trial in ovarian cancer initiated in Q1 2014 utilizing the optimal biological dose, along with the implementation of a booster regimen.  The primary objective of the trial is to measure immune response, with secondary outcomes of recurrence.  Completion of enrollment of the Phase 2 trial is expected by the end of 2014.

Corporate

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Acquired worldwide rights to anagrelide controlled release, renamed GALE-401, in Q1 2014 to expand Galena’s clinical development pipeline. Galena expects to pursue the expedited 505(b)(2) regulatory pathway to seek approval of GALE-401 for the treatment of essential thrombocythemia. GALE-401 has an estimated peak market size of approximately $200 million in the U.S. and is expected to enter a Phase 2 trial in mid-year 2014.

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In Q1 2014, Galena Biopharma and Dr. Reddy's Laboratories Ltd. announced a strategic development and commercialization partnership for NeuVax in India. Under terms of the agreement, Galena licensed commercial rights to Dr. Reddy's for NeuVax in breast and gastric cancers in India, and Dr. Reddy's will lead the Phase 2 clinical trial of NeuVax in gastric cancer, significantly expanding the potential addressable patient population.

•	Strengthened leadership team

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Galena appointed Irving M. Einhorn to serve as a Class II director of the company and as a member of a special committee of independent directors. Mr. Einhorn is the former Regional Administrator of the Los Angeles Regional Office of the Securities and Exchange Commission (SEC), where he was responsible for overseeing in excess of 100 staff members whose function was to implement the SEC’s regulatory and law enforcement mandates principally in the Western United States. Since leaving the SEC, Mr. Einhorn has engaged in the private practice of law focused exclusively on federal, state and self-regulatory organization securities enforcement and securities compliance matters. Mr. Einhorn has unique experience in SEC enforcement, SEC regulation, SEC compliance, and SEC disclosure requirements based on 17 years of service as an SEC attorney and over 40 years of experience as an attorney whose practice has been devoted exclusively to securities related compliance and enforcement matters.

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Dr. Brian Hamilton, M.D., Ph.D. joined as Galena's Executive Vice President and Chief Medical Officer. Dr. Hamilton has extensive academic and pharmaceutical experience in immunology, hematopoietic stem cell transplantation, and oncology, having worked in both large pharmaceutical companies such as AstraZeneca and Wyeth, as well as biotech companies such as BioVex, Soligenix, and Onyx. Dr. Hamilton received his M.D. and Ph.D. from the University of Washington School of Medicine with extensive specialty training to include Pediatrics at the Children's Medical Center in Dallas, Texas, Immunology at the Children's Hospital Medical Center and Sidney Farber Cancer Center, and Allergy at the University of California-San Francisco. He has held academic appointments at the University of Washington and the University of Miami.

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William L. Ashton Joined Galena Biopharma's Board of Directors. Mr. Ashton is a senior executive with more than twenty-eight years of experience in biotechnology and pharmaceutical leadership and management. Most recently, at Amgen, Inc., he served as VP of corporate and government affairs and VP of sales. After retiring from Amgen, Mr. Ashton joined the University of the Sciences in Philadelphia where he currently serves as Associate Provost and Senior Vice President of Strategic Business Development, Founding Dean, Mayes College of Healthcare Business and Policy, and Assistant Professor of Pharmaceutical Business. He received his Bachelor of Science from California University of Pennsylvania and his Master of Science from the University of Pittsburgh.

•	Completed $40 Million underwritten public offering to significantly strengthen the Company’s balance sheet.

•	Frost & Sullivan recognized Galena Biopharma with the 2013 Global Frost & Sullivan Award for New Product Innovation.

GALENA BIOPHARMA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Net revenue	$1,317	$—	$2,487	$—
Costs and expenses:
Cost of revenue (excluding amortization of certain acquired intangible assets)	262	—	520	—
Research and development	7,086	4,061	21,076	14,614
Selling, general and administrative	6,231	1,517	14,600	6,585
Amortization of certain acquired intangible assets	88	—	131	—
Total costs and expenses	13,667	5,578	36,327	21,199
Operating loss	(12,350)	(5,578)	(33,840)	(21,199)
Non-operating income (expense):
Interest income (expense), net	(312)	2	(807)	(33)
Other income (expense)	(34,725)	773	(40,979)	(13,145)
Total non-operating income (expense), net	(35,037)	775	(41,786)	(13,178)
Loss from continuing operations before income taxes	(47,387)	(4,803)	(75,626)	(34,377)
Income tax expense (benefit)	1,114	(1,052)	1,052	(1,052)
Loss from continuing operations	(48,501)	(3,751)	(76,678)	(33,325)
Loss from discontinued operations	—	—	—	(1,644)
Net loss	$(48,501)	$(3,751)	$(76,678)	$(34,969)
Net loss per common share:
Basic and diluted per share, continuing operations	$(0.46)	$(0.05)	$(0.85)	$(0.53)
Basic and diluted loss per share, discontinued operations	$—	$—	$—	$(0.03)
Basic and diluted net loss per share	$(0.46)	$(0.05)	$(0.85)	$(0.56)
Weighted-average common shares outstanding: basic and diluted	106,510,727	69,496,295	90,181,501	62,480,666

GALENA BIOPHARMA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	December 31, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$47,787	$32,807
Restricted cash	200	101
Marketable securities	—	2,678
Accounts receivable	3,683	—
Inventory	386	—
Prepaid expenses and other current assets	1,399	535
Total current assets	53,455	36,121
Equipment and furnishings, net	665	29
In-process research and development	12,864	12,864
Abstral rights	14,979	—
Goodwill	5,898	5,898
Deposits	115	74
Total assets	$87,976	$54,986
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,660	$1,976
Accrued expense and other current liabilities	8,667	2,038
Current maturities of capital lease obligations	6	6
Fair value of warrants potentially settleable in cash	48,965	10,964
Current contingent purchase price consideration	—	935
Current portion of long-term debt	2,149	—
Total current liabilities	62,447	15,919
Capital lease obligations, net of current maturities	26	51
Deferred tax liability, non-current	5,053	5,053
Contingent purchase price consideration, net of current portion	6,821	6,207
Long-term debt, net of current portion	7,743	—
Total liabilities	82,090	27,230
Stockholders’ equity	5,886	27,756
Total liabilities and stockholders’ equity	$87,976	$54,986

About Abstral® (fentanyl) Sublingual Tablets

Abstral® (fentanyl) Sublingual Tablets are an important treatment option for inadequately controlled breakthrough cancer pain which impacts 40%-80% of cancer patients. Abstral is approved by the U.S. Food and Drug Administration, and is a sublingual (under the tongue) fentanyl tablet indicated only for the management of breakthrough pain in patients with cancer, 18 years of age and older, who are already receiving, and who are tolerant to, opioid therapy for their persistent baseline cancer pain. The innovative Abstral formulation delivers the analgesic power and increased bioavailability of micronized fentanyl in a convenient sublingual tablet which is designed to dissolve under the tongue in seconds, provide relief of breakthrough pain within minutes, and match the duration of the pain episode. See full prescribing information at www.abstral.com.

About NeuVax™ (nelipepimut-S)

NeuVax™ (nelipepimut-S) is the immunodominant nonapeptide derived from the extracellular domain of the HER2 protein, a well-established target for therapeutic intervention in breast carcinoma. The nelipepimut-S sequence stimulates specific CD8+ cytotoxic T lymphocytes (CTLs) following binding to HLA-A2/A3 molecules on antigen presenting cells (APC). These activated specific CTLs recognize, neutralize and destroy, through cell lysis, HER2 expressing cancer cells, including occult cancer cells and micrometastatic foci. The nelipepimut immune response can also generate CTLs to other immunogenic peptides through inter- and intra-antigenic epitope spreading. Based on a successful Phase 2 trial, which achieved its primary endpoint of disease-free survival (DFS), the U.S. Food and Drug Administration (FDA) granted NeuVax a Special Protocol Assessment (SPA) for its Phase 3 PRESENT (Prevention of Recurrence in Early-Stage, Node-Positive Breast Cancer with Low to Intermediate HER2 Expression with NeuVax Treatment) study. The PRESENT trial is ongoing and additional information on the study can be found at www.neuvax.com. A randomized, multicenter investigator sponsored, 300 patient Phase 2b clinical trial is also enrolling patients to study NeuVax in combination with Herceptin® (trastuzumab; Genentech/Roche).

About GALE-301 (Folate Binding Protein (FBP) vaccine)

GALE-301 (Folate Binding Protein (FBP)) cancer immunotherapy targets FBP, a well-validated therapeutic target, which is highly over-expressed in breast, ovarian and endometrial cancers. FBP is the source of immunogenic peptides that can stimulate cytotoxic T lymphocytes (CTLs) to recognize and destroy presenting FBP-expressing cancer cells. The FBP vaccine consists of the FBP peptide(s) combined with the immune adjuvant, granulocyte macrophage-colony stimulating factor (GM-CSF). GALE-301 is currently in a Phase 2 trial in ovarian cancer.

About GALE-401 (Anagrelide CR)

GALE-401 (Anagrelide CR) contains the active ingredient anagrelide, an FDA-approved product, which has been in use since the late 1990s for the treatment of Essential Thrombocythemia (ET). GALE-401 is a reformulated, controlled release version of anagrelide that is currently only given as an immediate release (IR) version. Phase 1 studies have shown the drug to be effective at lowering platelet levels while reducing side effects that prevent patients from taking their therapy regularly. Adverse events such as nausea, diarrhea, abdominal pain, palpitations, tachycardia, and headache with anagrelide IR are dose and plasma concentration dependent. Therefore, reducing the maximum concentration (Cmax) is expected to reduce the side effects, but preserve efficacy. GALE-401 has been shown to significantly reduce the Cmax while preserving nearly 100% of the Area Under the Curve (AUC), or the total amount of drug absorbed by the body. Thus, GALE-401 is expected to reduce the peak plasma exposure to lessen the adverse events while maintaining effective therapeutic levels for platelet inhibition.

About Galena Biopharma

Galena Biopharma, Inc. (NASDAQ: GALE) is a Portland, Oregon-based biopharmaceutical company developing and commercializing innovative, targeted oncology treatments that address major unmet medical needs to advance cancer care. For more information visit www.galenabiopharma.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about our 2014 target revenue from the sale of Abstral® and the progress of development of Galena’s product candidates, including patient enrollment in our clinical trials, as well as statements about recent litigation and company and regulatory investigations described in detail in Galena’s Annual Report on Form 10-K for the year ended December 31, 2013, the workings of the recently formed special board committee and other expectations, plans and prospects. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those identified under “Risk Factors” in Galena’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC. Actual results may differ materially from those contemplated by these forward-looking statements. Galena does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this press release.

Contact:

Remy Bernarda
VP, Marketing & Communications
(503) 405-8258
rbernarda@galenabiopharma.com

Contact:

Remy Bernarda
Senior Director, Communications
+1 (503) 405-8258
rbernarda@galenabiopharma.com